Exhibit 10.1

ALLOS THERAPEUTICS, INC.
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

BRUCE A. GOLDSMITH

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is entered into effective as of December 22, 2011, by and between ALLOS THERAPEUTICS, INC. (the “Company”), and Bruce A. Goldsmith (“Employee”) (collectively, the “Parties”).

WHEREAS, the Company wishes to continue to employ Employee and to assure itself of the continued services of Employee on the terms set forth herein;

WHEREAS, Employee wishes to be so employed under the terms set forth herein;

WHEREAS, the Company and Employee are parties to an Employment Agreement dated April 29, 2009, as amended effective May 22, 2009, March 2, 2011 and September 8, 2011 (the “Original Agreement”);

WHEREAS, the Company and Employee desire to amend and restate the Original Agreement to implement certain changes regarding Employee’s severance and change in control benefits; and

WHEREAS, the Company and Employee intend that this Agreement shall supersede and replace the Original Agreement.

NOW, THEREFORE, in consideration of the promises, mutual covenants, the above recitals, and the agreements herein set forth, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties agree to the following terms and conditions of Employee’s employment:

1.                                      EMPLOYMENT.  The Company hereby agrees to employ Employee as Senior Vice President, Corporate Development, and Employee hereby accepts such employment upon the terms and conditions set forth herein as of the date first written above.  Employee commenced employment with the Company on August 11, 2008.

2.                                      AT-WILL EMPLOYMENT.  It is understood and agreed by the Company and Employee that this Agreement does not contain any promise or representation concerning the duration of Employee’s employment with the Company. Employee specifically acknowledges that his employment with the Company is at-will and may be altered or terminated by either Employee or the Company at any time, with or without cause and/or with or without notice.  The nature, terms or conditions of Employee’s employment with the Company cannot be changed by any oral representation, custom, habit or practice, or any other writing.  In addition, that the rate of salary, any bonuses, paid time off, other compensation, or vesting schedules are stated in units of years or months does not alter the at-will nature of the employment, and does not mean and should not be interpreted to mean that Employee is guaranteed employment to the end of any period of time or for any period of time. In the event of conflict between this disclaimer and any other statement, oral or written, present or future, concerning terms and conditions of employment, the at-will relationship confirmed by this disclaimer shall control.  This at-will status cannot be altered except in writing signed by Employee and the Company’s Chief Executive Officer.

3.                                      DUTIES.  Employee shall render full-time services to the Company as its Senior Vice President, Corporate Development.  Employee shall report to the Company’s President and Chief Executive Officer.  Employee shall devote his best efforts and his full business time, skill and attention to the performance of his duties on behalf of the Company.  Of course, the Company reserves the right to modify Employee’s title, job duties and responsibilities as necessary subject to the terms of this Agreement.

4.                                      POLICIES AND PROCEDURES.  Employee agrees that he is subject to and will comply with the policies and procedures of the Company, as such policies and procedures may be modified, added to or eliminated from time to time at the sole discretion of the Company, except to the extent any such policy or procedure specifically conflicts with the express terms of this Agreement.  Employee further agrees and acknowledges that any written or oral policies and procedures of the Company do not constitute contracts between the Company and Employee.

5.                                      COMPENSATION.  For all services rendered and to be rendered hereunder, the Company agrees to pay to the Employee, and the Employee agrees to accept a base salary of $325,500 per annum.  Any such salary shall be payable in equal biweekly installments and shall be subject to such deductions or withholdings as the Company is required to make pursuant to law, or by further agreement with the Employee.  The Board of Directors of the Company (the “Board”) or Compensation Committee of the Board (the “Compensation Committee”) may adjust the Employee’s compensation from time to time in its sole and complete discretion.

6.                                      BONUS.  Employee will be eligible to participate in the Company’s Corporate Bonus Plan, as modified from time to time, pursuant to which Employee will be eligible for an annual bonus award to be determined in accordance with the terms of such plan (“Annual Bonus”).  For 2012, Employee’s target bonus award under the Corporate Bonus Plan shall equal 50% of Employee’s actual base salary earned in 2012, weighted 60% to the achievement of the Company’s corporate objectives and 40% to the achievement of individual objectives approved by the Compensation Committee.  A copy of the current Corporate Bonus Plan has been provided to Employee.

7.                                      INTENTIONALLY OMITTED.

8.                                      OTHER BENEFITS.  While employed by the Company as provided herein:

(a)                                  Employee and Employee Benefits.  Employee shall be eligible for all benefits to which other officers of the Company are eligible, on terms comparable thereto, including, without limitation, participation in any 401(k) plan, group insurance policies and plans, medical, health, vision, and disability insurance policies and plans, and the like, which may be maintained by the Company for the benefit of its employees. The Company reserves the right to alter and amend the benefits for which Employee is eligible from time to time at the Company’s discretion.

(b)                                  Out-of-Pocket Expense Reimbursement.  Employee shall receive, against presentation of proper receipts and vouchers, reimbursement for direct and reasonable out-of-pocket expenses incurred by him in connection with the performance of his duties hereunder, according to the policies of the Company.  For the avoidance of doubt, to the extent that any reimbursements payable to Employee are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”): (i) to be eligible to obtain reimbursement for such expenses Employee must submit expense reports within 45 days after the expense is incurred, (ii) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (iii) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (iv) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(c)                                  Personal Time Off.  Employee shall be eligible for vacation and sick leave according to the Company’s benefits package.

9.                                      PROPRIETARY AND OTHER OBLIGATIONS.  Employee has signed and agrees to comply with the Company’s standard form of Employee Confidentiality and Inventions Assignment Agreement (“Confidentiality Agreement”) as a condition of his continued employment by the Company, which may be amended by the parties from time to time without regard to this Agreement. The Confidentiality Agreement contains provisions that are intended by the parties to survive and do survive termination or expiration of this Agreement.

10.                               TERMINATION.  Employee and the Company each acknowledge that either party has the right to terminate Employee’s employment with the Company at any time for any reason whatsoever, with or without cause or advance notice pursuant to the following:

(a)                                  Termination by Death or Disability.  Subject to applicable state or federal law, in the event Employee shall die during the period of his employment hereunder or his employment is terminated due to his Disability (as defined below), Employee’s employment and the Company’s obligation to make payments hereunder shall terminate on the date of his death, or the date of termination due to Disability, except that the Company shall pay Employee or Employee’s estate as applicable any salary earned but unpaid prior to termination, all accrued but unused vacation time and any business expenses that were incurred but not reimbursed as of the date of termination.  Vesting of any unvested stock options and/or other equity securities shall cease on the date of termination. “Disability” shall mean Employee is unable due to a physical or mental condition to perform the essential functions of his position with or without reasonable accommodation for ninety (90) consecutive days or for one-hundred and eighty (180) days in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for either such period.  This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law.

(b)                                  Resignation by Employee.  In the event Employee terminates his employment with the Company (other than for Good Reason (as defined below)), the Company’s obligation to make payments hereunder shall cease upon such termination, except that the Company shall pay Employee any salary earned but unpaid prior to termination, all accrued but unused vacation time and any business expenses that were incurred but not reimbursed as of the date of termination.  Vesting of any unvested stock options and/or other equity securities shall cease on the date of termination.

(c)                                  Termination for Cause.  In the event the Employee is terminated by the Company for Cause (as defined below), the Company’s obligation to make payments hereunder shall cease upon the date of receipt by Employee of written notice of such termination (the “date of termination” for purposes of this paragraph 10(c)), except that the Company shall pay Employee any salary earned but unpaid prior to termination, all accrued but unused vacation time and any business expenses that were incurred but not reimbursed as of the date of termination.  Vesting of any unvested stock options and/or other equity securities shall cease on the date of termination.

(d)                                  Termination by the Company without Cause or Resignation by Employee for Good Reason (Other Than Change in Control).  The Company shall have the right to terminate Employee’s employment with the Company at any time without Cause.  In the event Employee is terminated by the Company without Cause or Employee resigns for Good Reason (other than in connection with a Change in Control (as defined below)), and upon compliance with Section 10(e) below, Employee shall be eligible to receive the following severance benefits:  (i) continuation of Employee’s base salary, then in effect, for a period of twelve (12) months following the termination date, paid on the same basis and at the same time as previously paid; (ii) payment of any accrued but unused vacation time and sick leave; and (iii) the Company shall pay the premiums of Employee’s group health insurance COBRA continuation coverage, including coverage for Employee’s eligible dependents, for a maximum period of twelve (12) months following a termination without Cause or resignation for Good Reason; provided, however, that (A) the Company shall pay premiums for Employee’s eligible dependents only for coverage for which those eligible dependents were enrolled immediately prior to the termination without Cause or resignation for Good Reason, (B) the Company’s obligation to pay such premiums shall cease immediately upon Employee’s eligibility for comparable group health insurance provided by a new employer of Employee and (C) if at any time the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company will instead pay Employee on the last day of each remaining month it would have paid the COBRA premiums, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings.  Vesting of any unvested stock options and/or other equity securities shall cease on the date of termination.  To receive the payments under (i) and (iii) above, Employee’s termination or resignation must constitute a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)) and Employee must execute and allow the Release (as defined below) to become effective within 60 days of Employee’s termination or resignation.  Such payments shall not be paid prior to the 60th day following Employee’s termination or resignation, rather, subject to the aforementioned conditions, on the 60th day following Employee’s termination or resignation, the Company will pay Employee such payments in a lump sum that Employee would have received on or prior to such date under the original schedule, with the balance of such payments being paid as originally scheduled.

(e)                                  Release Requirement. Receipt of the severance benefits contemplated by Sections 10(d) and 10(f) are conditional upon (i) Employee’s returning to the Company all Company property, (ii) Employee’s delivering to the Company and making effective a general release of all claims in favor of the Company, in substantially the form attached hereto as

Exhibit A (“Release”), which release is effective not later than 60 days following the date of the “separation from service”; (iii) Employee’s complying with the Release including without limitation any cooperation, non-disparagement and confidentiality provisions contained therein and continuing to comply with Employee’s obligations under the Confidentiality Agreement, and (iv) if Employee is a member of the Board of Directors, his resignation from the Board of Directors, to be effective no later than the date of his termination date (or such other date as requested by the Board of Directors).

(f)                                    Change in Control Severance Benefits.  In the event that the Company (or any surviving or acquiring corporation) terminates Employee’s employment without Cause or Employee resigns for Good Reason within one (1) month prior to or twelve (12) months following the effective date of a Change in Control (“Change in Control Termination”), and upon compliance with Section 10(e) above, Employee shall be eligible to receive the following Change in Control severance benefits:  (i) a lump-sum cash payment in an amount equal to (A) 1.5 times Employee’s annual base salary then in effect, plus (B) 1.5 times the greater of (1) Employee’s annualized target bonus award for the year in which Employee’s employment terminates or (2) the Annual Bonus amount paid to Employee in the immediately preceding year; (ii) payment of any accrued but unused vacation time and sick leave; (iii) payment of Employee’s target bonus award for the year in which Employee’s employment terminates, prorated through the date of the Change in Control Termination; (iv) the Company (or any surviving or acquiring corporation) shall pay the costs of outplacement assistance services from an outplacement agency selected by Employee for a period of nine (9) months following a Change in Control Termination, up to maximum of $11,250 in aggregate; and (v) the Company (or any surviving or acquiring corporation) shall pay the premiums of Employee’s group health insurance COBRA continuation coverage, including coverage for Employee’s eligible dependents, for a maximum period of eighteen (18) months following a Change in Control Termination; provided, however, that (x) the Company (or any surviving or acquiring corporation) shall pay premiums for Employee’s eligible dependents only for coverage for which those eligible dependents were enrolled immediately prior to the Change in Control Termination, (y) the Company’s (or any surviving or acquiring corporation’s) obligation to pay such premiums shall cease immediately upon Employee’s eligibility for comparable group health insurance provided by a new employer of Employee and (z) if at any time the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company (or any surviving or acquiring corporation) will instead pay Employee on the last day of each remaining month it would have paid the COBRA premiums, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings.  Employee agrees that the Company’s (or any surviving or acquiring corporation’s) payment of health insurance premiums will satisfy its obligations under COBRA for the period provided.  No insurance premium payments will be made following the effective date of Employee’s coverage by a health insurance plan of a subsequent employer.  For the balance of the period that Employee is entitled to coverage under federal COBRA law, if any, Employee shall be entitled to maintain such coverage at Employee’s own expense.  To receive the payments under (i), (iii), (iv) and (v) above, Employee’s termination or resignation must constitute a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)) and Employee must execute and allow the Release to become effective within 60 days of Employee’s termination or resignation.  Such payments shall not be paid prior to the 60th day following Employee’s termination or resignation, rather, subject to the aforementioned conditions, on the 60th day following Employee’s termination or resignation, the Company will pay Employee such payments in a lump sum that Employee would have received on or prior to such date under the original schedule, with the balance of such payments being paid as originally scheduled.

In addition, notwithstanding anything contained in Employee’s stock option or other equity award agreements to the contrary, in the event the Company (or any surviving or acquiring corporation) terminates Employee’s employment without Cause or Employee resigns for Good Reason within one (1) month prior to or twelve (12) months following the effective date of a Change in Control, and any surviving corporation or acquiring corporation assumes Employee’s stock options and/or equity awards, as applicable, or substitutes similar stock options or equity awards for Employee’s stock options and/or equity awards, as applicable, in accordance with the terms of the Company’s equity incentive plans, then (i) the vesting of all of Employee’s stock options and/or equity awards (or any substitute stock options or equity awards), as applicable, shall be accelerated in full and (ii) the term and the period during which Employee’s stock options may be exercised shall be extended to twelve (12) months after the date of Employee’s termination of employment; provided, that, in no event shall such options be exercisable after the expiration date of such options as set forth in the stock option grant notice and/or agreement evidencing such options.

(g)                                 Legal Costs.  In the event Employee institutes and prevails in litigation regarding the validity or enforceability of, or liability under, any material provision of this Section 10 or any guarantee of performance thereof, the Employee shall be entitled to payment of his reasonable attorneys’ fees and expenses by the Company.

11.                               DEFINITIONS.

(a)                                  Cause.  As used in this Agreement, “Cause” shall mean the occurrence of one or more of the following: (i) Employee’s conviction of a felony or a crime involving moral turpitude or dishonesty; (ii) Employee’s participation in a fraud or act of dishonesty against the Company; (iii) Employee’s intentional and material damage to the Company’s property; (iv) material breach of Employee’s employment agreement, the Company’s written policies, or the Confidentiality Agreement that is not remedied by Employee within fourteen (14) days of written notice of such breach from the Board of Directors; or (v) conduct by Employee which demonstrates Employee’s gross unfitness to serve the Company as determined in the sole discretion of the Board of Directors.

(b)                                  Good Reason.  As used in this Agreement, “Good Reason” shall mean any one of the following events which occurs without Employee’s consent on or after the commencement of Employee’s employment provided that Employee has first provided written notice to any member of the Board of Directors (or the surviving corporation, as applicable) of the occurrence of such event(s) within 90 days of the first such occurrence and the Company (or surviving corporation) has not cured such event(s) within 30 days after Employee’s written notice is received by such member of the Board of Directors (or by the surviving corporation), and Employee separates from service within 90 days after the expiration of the cure period:  (i) a reduction of Employee’s then existing annual salary base or annual bonus target by more than ten percent (10%), unless the Employee accepts such reduction or such reduction is done in conjunction with similar reductions for similarly situated employees of the Company (it being understood that, solely for purposes of this paragraph 11(b), such a reduction in the annual bonus target not accepted by Employee is considered a material breach of this Agreement); (ii) any request by the Company (or any surviving or acquiring corporation) that the Employee relocate to a new principal base of operations that would increase Employee’s one-way commute distance by more than thirty-five (35) miles from his then-principal base of operations, unless Employee accepts such relocation opportunity; or (iii) for purposes of Section 10(f) only, if, following a Change in Control, Employee’s benefits and responsibilities are materially reduced, or Employee’s base compensation or annual bonus target are reduced by more than 10%, in each case, by comparison to the benefits, responsibilities, base compensation or annual bonus target in effect immediately prior to such reduction (it being understood that, solely for purposes of this paragraph 11(b), the aforementioned reductions in the annual bonus target or benefits are considered a material breach of this Agreement).

(c)                                  Change in Control.  As used in this Agreement, a “Change in Control” is defined as the first to occur of the following: (a) a sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the assets of the Company (other than the transfer of the Company’s assets to a majority-owned subsidiary corporation); (b) a merger or consolidation in which the Company is not the surviving corporation (unless the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing at least fifty percent (50%) of the voting power of the corporation or other entity surviving such transaction); (c) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise (unless the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing at least fifty percent (50%) of the voting power of the Company); or (d) any transaction or series of related transactions in which in excess of 50% of the Company’s voting power is transferred.

Notwithstanding the foregoing, in no event shall a Change in Control be deemed to have occurred unless the transaction or event giving rise to the Change in Control also constitutes a “change in control event” as defined under Treasury Regulation Section 1.409A-3(i)(5).

12.                               TERMINATION OF COMPANY’S OBLIGATIONS.  Notwithstanding any provisions in this Agreement to the contrary, the Company’s obligations, and Employee’s rights pursuant to Sections 10(d) and 10(f) herein, regarding salary continuation and the payment of COBRA premiums, shall cease and be rendered a nullity immediately should Employee fail to comply with the provisions of the Confidentiality Agreement or if Employee directly or indirectly competes with the Company.

13.                               CODE SECTION 409A COMPLIANCE.  To the extent any payments or benefits pursuant to Section 10 above (a) are paid from the date of termination of Employee’s employment through March 15 of the calendar year following such termination, such severance benefits are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and thus payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations; (b) are paid following said March 15, such severance benefits are intended to constitute separate payments for purposes of Section 1.409A-

2(b)(2) of the Treasury Regulations made upon an involuntary separation from service and payable pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations, to the maximum extent permitted by said provision, (c) represent the reimbursement or payment of costs for outplacement services, such payments are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and to qualify for the exception from deferred compensation pursuant to Section 1.409A-1(b)(9)(v)(A); and (d) are in excess of the amounts specified in clauses (a), (b) and (c) of this paragraph, shall (unless otherwise exempt under Treasury Regulations) be considered separate payments subject to the distribution requirements of Section 409A(a)(2)(A) of the Code, including, without limitation, the requirement of Section 409A(a)(2)(B)(i) of the Code that payments or benefits be delayed until 6 months after Employee’s separation from service if Employee is a “specified employee” within the meaning of the aforesaid section of the Code at the time of such separation from service. In the event that a six month delay of any such separation payments or benefits is required, on the first regularly scheduled pay date following the conclusion of the delay period Employee shall receive a lump sum payment or benefit in an amount equal to the separation payments and benefits that were so delayed, and any remaining separation payments or benefits shall be paid on the same basis and at the same time as otherwise specified pursuant to this Agreement (subject to applicable tax withholdings and deductions).

14.          PARACHUTE TAXES.

(a)           The following terms shall have the meanings set forth below for purposes of this Section 14:

(i)            “Accounting Firm” means a certified public accounting firm chosen by the Company.

(ii)           “After-Tax” means after taking into account all applicable Taxes and Excise Tax.

(iii)         “Excise Tax” means the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(iv)          “Payment” means any payment, distribution or benefit in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Employee, whether paid or payable pursuant to this Agreement or otherwise.

(v)            “Safe Harbor Amount” means 2.99 times Employee’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.

(vi)          “Taxes” means all federal, state, local and foreign income, excise, social security and other taxes, other than the Excise Tax, and any associated interest and penalties.

(b)           If any Payment due Employee is subject to the Excise Tax, then such Payment shall be adjusted, if necessary, to equal the greater of (x) the Safe Harbor Amount or (y) the Payment, whichever results in such Employee’s receipt, After-Tax, of the greatest amount of the Payment. The reduction of Employee’s Payments pursuant to this Section 14, if applicable, shall be made by first reducing the acceleration of Employee’s stock option vesting

(if any), the acceleration of the vesting of Employee’s other equity securities (if any), and then by reducing the payments under Section 10(f)(v), (iv), (ii), (iii) and (i), in that order.

(c)           All determinations required to be made under this Section 14, including whether and in what manner any Payments are to be reduced pursuant to the second sentence of Section 14(b), and the assumptions to be utilized in arriving at such determinations, shall be made by the Accounting Firm, and shall be binding upon the Company and Employee, except to the extent the Internal Revenue Service or a court of competent jurisdiction makes an inconsistent final and binding determination. The Accounting Firm shall provide detailed supporting calculations both to the Company and Employee within fifteen (15) business days after receiving notice from Employee that there has been a Payment or such earlier time as may be requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

15.          MISCELLANEOUS.

(a)           Taxes.  Except as specifically set forth herein, Employee agrees to be responsible for the payment of any taxes due on any and all compensation, stock option and/or other equity awards, or other benefits provided by the Company pursuant to this Agreement.

(b)           Modification/Waiver.  This Agreement may not be amended, modified, superseded, canceled, renewed or expanded, or any terms or covenants hereof waived, except by a writing executed by each of the parties hereto or, in the case of a waiver, by the party waiving compliance.  Failure of any party at any time or times to require performance of any provision hereof shall in no manner affect his or its right at a later time to enforce the same.  No waiver by a party of a breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any agreement contained in the Agreement.

(c)           Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

(d)           Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Employee may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

(e)           Notices.  Any notices required hereunder to be in writing shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by electronic mail or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the Company at its primary office location, “Attention Legal” and to Employee at Employee’s address as listed on the Company payroll, or at such other address as the Company or the Employee may designate by ten (10) days advance written notice to the other.

(f)            Governing Law; Personal Jurisdiction and Venue.  This Agreement and all disputes relating to this Agreement shall be governed in all respects by the laws of the State of Colorado as such laws are applied to agreements between Colorado residents entered into and performed entirely in Colorado.  The Parties acknowledge that this Agreement constitutes the minimum contacts to establish personal jurisdiction in Colorado and agree to a Colorado court’s exercise of personal jurisdiction.  The Parties further agree that any disputes relating to this Agreement shall be brought in courts located in the State of Colorado.

(g)           Entire Agreement.  This Agreement, together with the other agreements and exhibits specifically referenced herein, including the Company’s Corporate Bonus Plan and Confidentiality Agreement, set forth the entire agreement and understanding of the parties hereto with regard to the employment of the Employee by the Company and supersede any and all prior agreements, arrangements and understandings, written or oral, pertaining to the subject matter hereof, including the Original Agreement.  No representation, promise or inducement relating to the subject matter hereof has been made to a party that is not embodied in this Agreement, and no party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

(h)           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.  The execution of this Agreement may be by actual or facsimile signature.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have each duly executed this AMENDED AND RESTATED EMPLOYMENT AGREEMENT effective as of the day and year first above written.

ALLOS THERAPEUTICS, INC.

/s/ Paul L. Berns

By:	Paul L. Berns
Its:	President and Chief Executive Officer

EMPLOYEE:

/s/ Bruce A. Goldsmith

Bruce A. Goldsmith

EXHIBIT A TO EMPLOYMENT AGREEMENT

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (“Agreement”) is made as of                               by and between                      (“Employee”) and Allos Therapeutics, Inc. (the “Company”) (together, the “Parties”).  The Company has agreed to provide Employee with certain benefits in exchange for his execution of and compliance with this Agreement.  Now therefore, in consideration of the mutual promises and benefits set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.     In consideration for Employee’s execution of and compliance with this Agreement, the Company will provide Employee with the following payments and benefits:

•      [list payments and benefits per employment agreement]

2.     Employee hereby releases, acquits and forever discharges the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, stockholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, which were known or through reasonable diligence should have been known, arising out of or in any way related to events, acts or conduct at any time prior to the date Employee executes this Agreement, including, but not limited to:  all such claims and demands directly or indirectly arising out of or in any way connected with Employee’s employment with the Company, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, any and all claims and causes of action that the Company, its parents and subsidiaries, and its and their respective officers, directors, agents, servants, employees, attorneys, stockholders, successors, assigns or affiliates:

•              has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;

•              has discriminated against him on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: Title VII of the Civil Rights Act of 1964, as amended; 42 U.S.C. § 1981, as amended; the Equal Pay Act; the Americans With Disabilities Act; the Family and Medical Leave Act; the Colorado Civil Rights Act, the Colorado Anti-Discrimination Act; Section 501 of the Employee Retirement Income Security Act; and the National Labor Relations Act; or

•              has violated any statute, public policy or common law (including but not limited to claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to him or any member of his family and/or promissory estoppel).

3.     Excluded from this Agreement are any claims which cannot be waived by law.  In addition, nothing in this Agreement prevents Employee from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the Colorado Civil Rights Division, except that Employee hereby waives his right to any monetary benefits in connection with any such claim, charge or proceeding.  Employee also acknowledges that (i) the consideration given to him in exchange for the waiver and release in this Agreement is in addition to anything of value to which he was already entitled; (ii) he has been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which he is eligible, and has not suffered any on-the-job injury for which he has not already filed a claim;  (iii) he has been given sufficient time to consider this Agreement and to consult an attorney or advisor of his choosing; and (iv) he is knowingly and voluntarily executing this Agreement waiving and releasing any claims he may have as of the date he executes it.

4.     [IF APPLICABLE] ADEA Waiver and Release.  Employee acknowledge that he is knowingly and voluntarily waiving and releasing any rights he may have under the ADEA, as amended.  He also acknowledges that the consideration given for the waiver and release is in addition to anything of value to which he was already entitled.  He further acknowledges that he has been advised by this writing, as required by the ADEA, that:  (a) this waiver and release does not apply to any rights or claims that may arise after the execution date of this Agreement; (b) he has been advised that he has the right to consult with an attorney prior to executing this Agreement; (c) he has been given twenty-one (21) days to consider this Agreement and seven (7) days following the execution of this Agreement by the Parties to revoke this Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by Employee, provided that the Company has also executed this Agreement by that date.  The Parties acknowledge and agree that revocation by Employee of the ADEA Waiver and Release is not effective to revoke Employee’s waiver or release of any other claims pursuant to this Agreement.

5.     On or before the last day of Employee’s employment, Employee agrees to return to the Company all Company documents (and all copies thereof) and other Company property that Employee has had in his possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).  Employee shall coordinate the return of Company property with the Company’s Vice President, Human Resources or his or her designee.  Receipt of the payments and benefits described in paragraph 1 of this Agreement is expressly conditioned upon return of all Company property.

6.     Employee further agrees that both during and after Employee’s employment Employee acknowledges his continuing obligations under his Employee Confidentiality and Inventions Assignment Agreement not to use or disclose any confidential or proprietary information of the Company and to refrain from certain competition and solicitation activities.

7.     It is understood that Employee shall hold the provisions of this Agreement in strictest confidence and shall not publicize or disclose it in any manner whatsoever; provided, however, that:  (a) Employee may disclose this Agreement to his immediate family; (b) Employee may disclose this Agreement in confidence to his attorney, accountant, auditor, tax preparer, and financial advisor; and (c) Employee may disclose this Agreement insofar as such disclosure may be required by law.

8.     Employee agrees not to disparage the Company, and the Company’s attorneys, directors, managers, partners, employees, agents and affiliates, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that Employee may respond accurately and fully to any question, inquiry or request for information when required by legal process.

9.     During the period he is receiving payment and/or benefits pursuant to this Agreement Employee agrees to: (a) fully cooperate with the Company in all matters relating to the transition of his work and responsibilities on behalf of the Company, including, but not limited to, the orderly transfer of any such work and institutional knowledge to such other persons as may be designated by the Company; (b) fully cooperate with the Company with respect to any litigation in which the Company is involved; and (c) make himself reasonably available to consult with Company as needed on financial matters related to his work for the Company.

10.  This Agreement does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.

11.  Employee agrees that upon any breach of this Agreement Employee will forfeit all amounts paid or owing to Employee under this Agreement.  Employee further acknowledges that it may be impossible to assess the damages caused by violation of the terms of paragraphs 5, 6, 7, 8 and 9 of this Agreement and further agrees that any threatened or actual violation or breach of those paragraphs of this Agreement will constitute immediate and irreparable injury to the Company.  Employee therefore agrees that any such breach of this Agreement is a material breach of this Agreement, and, in addition to any and all other damages and remedies available to the Company upon Employee’s breach of this Agreement, the Company shall be entitled to an injunction to prevent Employee from violating or breaching this Agreement.  Employee agrees that if the Company is successful in whole or part in any legal or equitable action against Employee under this Agreement, Employee agree to pay all of the costs, including reasonable attorney’s fees, incurred by the Company in enforcing the terms of this Agreement.

12.  This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between the Parties with regard to this subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement may not be modified or amended except in a writing signed by both Employee and a duly authorized officer of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of the Parties, and inure to the benefit of the Parties, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Colorado as applied to contracts made and to be performed entirely within Colorado.

IN WITNESS WHEREOF, the Parties have duly authorized and caused this Agreement to be executed as follows:

EMPLOYEE:	ALLOS THERAPEUTICS, INC.:

By:
[NAME]	[NAME]

Date	Date